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                                                                  EXHIBIT (c)(4)

                                                 September 18, 1996


Personal and Confidential
-------------------------

Mr. Anthony Autorino
Chief Executive Officer
Shared Technologies Inc.
100 Great Meadow Road
Wethersfield, Connecticut  06109

Dear Mr. Autorino:

       The undersigned (the "Company") and you ("ST") are about to engage in exploratory discussions regarding a possible acquisition by the Company of ST or a similar transaction (any of the foregoing, a "Transaction"). The Company and ST have each requested the right to review various non-public information regarding the other (any such information, written or oral, regarding the Company, including any of its direct or indirect subsidiaries, "Company Evaluation Material" and any such information, written or oral, regarding ST, including any of its direct or indirect subsidiaries, "ST Evaluation Material"). The Company hereby undertakes with respect to the ST Evaluation Material, and ST hereby undertakes with respect to the Company Evaluation Material, and each of the Company and ST otherwise agrees as follows:


           1.  The Evaluation Material will be used solely for the purpose of evaluating a possible Transaction, and until two (2) years from the date hereof, such Evaluation Material will be kept strictly confidential by the Company or ST, as the case may be, and their respective affiliates, directors, officers, employees, advisors (including Bear, Stearns & Co. Inc., who has been retained by the Company to act on its behalf), agents or controlling persons (such affiliates and other persons being herein referred to collectively as "Representatives", except that the Evaluation Material or portions thereof may be disclosed to Representatives who need to know such information for the purpose of evaluating a possible Transaction (it being understood that prior to such disclosure Representatives will be informed of the confidential nature of the Evaluation
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               Material and shall agree to be bound by this Agreement).  The
               Company and ST agree to be responsible for any breach of this Agreement by their respective Representatives.

           2. The term "Evaluation Material" does not include any information which (i) at the time of disclosure or thereafter is generally known by the public (other than as a result of its disclosure by the Company or ST or their respective Representatives) or (ii) was or becomes available to the Company or ST, as the case may be, on a nonconfidential bases from a person not to the knowledge of the Company or ST, as the case may be, otherwise bound by a confidentiality agreement with the other and who is not, to the knowledge of the Company or ST, as the case may be, otherwise prohibited from transmitting the information to the Company or ST, as the case may be, or (iii) is independently developed by the Company or ST, as the case may be, or their respective Representatives. As used in this Agreement, the term "person" shall be broadly interpreted to include, without limitation, any corporation, company, joint venture, partnership or individual and the term "affiliate" shall have the meaning set forth in Rule 144 issued under the Securities Act of 1933.

           3. In the event the Company, ST or their respective Representatives are required by applicable law or regulation or by legal process to disclose any Evaluation Material, each agrees to (i) immediately notify the other of the existence, terms and circumstances surrounding such a request, and (ii) consult with the other on the advisability of taking legally available steps to resist or narrow such request.

           4. Prior to the earlier of two (2) years from the date hereof or the completion of a Transaction, unless otherwise required by law in the opinion of outside counsel, neither the Company nor ST will, without the prior written consent of the other, disclose to any person either the fact that discussions or negotiations are taking place concerning a possible Transaction, or any of the terms, conditions or other facts with respect to any such possible Transaction, including the status thereof and the fact that the Evaluation Material has been made available to the Company or ST.

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           5.  The Company and ST each hereby acknowledges that it is aware, and that it will advise its Representatives who receive the Evaluation Material, that the United States securities laws prohibit any person who has material, non-public information concerning the matters which are the subject of this Agreement from purchasing or selling securities of the other (and options, warrants and rights relating thereto) or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person including, without limitation any of its Representatives, is likely to purchase or sell such securities.

           6. Neither the Company nor any of its Representatives, on the one hand, nor ST or any of its Representatives, on the other hand, is making any representation or warranty hereunder, express or implied, as to the accuracy or completeness of the Company Evaluation Material or ST Evaluation Material, respectively, or any other information provided pursuant hereto. Neither party, nor any of their respective affiliates, Representatives, officers, directors, employees, agents or controlling persons (within the meaning of the 1934 Act) shall have any liability hereunder to the other or any other person (including, without limitation, any of its Representatives) resulting from use of the Evaluation Material.

           7. The Company and ST agree that unless and until a definitive agreement with respect to any Transaction has been executed and delivered, neither party will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of (i) this Agreement or (ii) any written or oral expression with respect to such a Transaction except, in the case of this Agreement, for the matters specifically agreed to herein.

           8. Neither party has granted the other any license, copyright, or similar right with respect to any of the Evaluation Material or any other information provided pursuant hereto.

           9. Upon determining not to proceed with a Transaction, the Company or ST, as the case may be, will promptly advise the other of that determination in writing. In that event or at any time requested by either the Company or ST, all

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                    Evaluation Material, including all copies, reproductions,
                    summaries, extracts thereof or based thereon, previously provided to the other shall be returned or be certified in writing to have been destroyed.

               10. In consideration of the due diligence effort to be performed by the Company and the expenses to be incurred by the Company in connection therewith, ST hereby agrees that for the period from the date of this letter through December 31, 1996 and, if a definitive agreement for a Transaction is executed prior thereto, through the date such definitive agreement is consummated or abandoned in accordance with its terms without default by ST, neither ST nor any of its officers, directors or shareholders on behalf of ST will solicit any offer for a sale of ST, all or any substantial part of its business or assets or any equity securities issued by ST or any subsidiary of ST nor engage in any negotiations or permit exploratory due diligence regarding any such offer, other than with the Company.

               11. The Company and ST shall be entitled to equitable relief by way of injunction for any breach or threatened breach of any of the provisions of this Agreement by the other.

               12. The validity and interpretation of this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to agreements made and to be fully performed therein (excluding the conflicts of laws rules). The Company and ST irrevocably submit to the jurisdiction of any court of the State of New York or the United States District Court of the Southern District of the State of New York for the purpose of any suit, action, or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against it and
                    (i) hereby irrevocably agree that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court, (ii) to the extent that either the Company or ST has acquired, or hereafter may acquire, any immunity from jurisdiction of any such court or from any legal process therein, it hereby waives to the fullest extent permitted by law, such immunity and (iii) agrees not co commence any action, suit or proceeding relating to this Agreement or any

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               Transaction except in such court.  Each of the Company and ST hereby waives, and agrees not to assert in any such suit, action or proceeding, in each case, to the fullest extent permitted by applicable law, any claim that (a) it is not personally subject to the jurisdiction of any such court, (b) it is immune from any legal process (whether through service or notice, attachment prior to judgment attachment in aid of execution, execution or otherwise) with respect to it or its property or (c) any such suit, action or proceeding is brought in an inconvenient forum.

          13. The benefits of this Agreement shall inure to the respective successors and assigns of the parties and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

          14. If it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that any term or provision hereof is invalid or unenforceable, (i) the remaining terms and provisions hereof shall be unimpaired and shall remain in full force and effect and (ii) the invalid or unenforceable provision or term shall be replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable term or provision.

          15. This Agreement embodies the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understandings relating to the matters provided for herein. No alteration, waiver, amendment, change or supplement hereto shall be binding or effective unless the same is set forth in writing signed by a duly authorized Representative of each party.


          16. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same Agreement.

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        This Agreement is being delivered to you in duplicate. Kindly execute and return one copy of this letter which will constitute our Agreement with respect to the subject matter of this letter.

                                    Very truly yours,

                                    INTERMEDIA COMMUNICATIONS INC.


                                    By: /s/ David C. Ruberg
                                        -------------------
                                        David C. Ruberg, Chairman and
                                        Chief Executive Officer


Confirmed and agreed to
this 18th day of September, 1996

SHARED TECHNOLOGIES INC.



By: /s/ Anthony Autorino
    --------------------
   Anthony Autorino,
   Chief Executive Officer

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